                                                                    Exhibit 4.30

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of April 17, 2001 (the "Effective Date") by and between Martin Leamy ("Executive") and OpenTV, Inc., a Delaware corporation (the "Company").

     1.   Duties and Scope of Employment.

          (a) Position. The Company agrees to employ Executive as its President and Chief Operating Officer for the period of his employment under this Agreement. Executive will have worldwide responsibility for Sales, Professional Services, Platform, Applications Product Development and other areas of the Company as may be determined from time-to-time by the Chief Executive Officer of the Company (the "CEO"). Executive shall report to the CEO.

          (b) Obligations. During the term of his employment, Executive shall devote his full business efforts and time to the Company and shall not render services to any other person or entity without the express prior approval of the Board of Directors (the "Board") of the Company. Executive represents and warrants to the Company that he is under no contractual obligations or commitments inconsistent with his obligations under this Agreement.

     2.   Cash and Incentive Compensation.

          (a) Salary. The Company shall pay Executive as compensation for his services a base salary at an annual rate of not less than $280,000 for the term of his employment. Such salary shall be payable in accordance with the Company's standard payroll procedures. Such salary shall be subject to review by the Board annually or more often. (The annual base compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, are referred to in this Agreement collectively as "Base Compensation.")

          (b) Incentive Bonuses. Executive shall be eligible to participate in the OpenTV cash bonus plan at a targeted annual bonus rate of 35% based upon total regular earnings during the measurement period, which is currently calendar year based. Executive's actual annual bonus will be at the discretion of the CEO and subject to the terms and conditions of the plan, subject to ratification of the Board based upon individual and company performance assessments.

     3. Stock Benefits. As soon as practicable following the Effective Date, the Compensation Committee of the Board of Directors of OpenTV Corp. (the "Compensation Committee") shall grant Executive options to purchase 75,000 shares of OpenTV Corp. Class A Ordinary Shares (the "Ordinary Shares") under OpenTV Corp.'s 1999 Amended and Restated Stock Option/Stock Issuance Plan at a per share exercise price equal to the per share fair market value of the Ordinary Shares on the date of the grant. This grant will be structured so that Executive will receive options to purchase up to the maximum number of Incentive Stock Options ("ISOs") permissible under Internal Revenue Code section 422 per the Compensation Committee's resolution detailing the above information and included in the individual stock grant. The option will be evidenced by OpenTV Corp.'s standard stock option agreement and related documentation and shall incorporate an addendum to such stock option agreement, the form of which is attached hereto as Exhibit A. So long as Executive continues in service with the Company, the option will vest with respect to 25% of the option shares upon completion of one year of service with the Company and with respect to the balance in 36 successive equal monthly installments upon your completion of each additional month of Executive's service thereafter. In addition, as soon as practicable following the Effective Date, Spyglass and OpenTV Corp. shall execute in favor of Executive an addendum to the Stock Restriction Agreement dated as of October 8, 1999 by and between Spyglass, Inc. and Executive in the form attached hereto as Exhibit B.

     4. Vacation Time and Other Benefits. During the term of his employment, Executive shall be eligible for paid vacation time in accordance with the Company's vacation policy applicable to its senior management which shall in any event be not less than 15 days per year in addition to customary public holidays. Executive also shall be eligible to participate in any benefit plans maintained by the Company for the benefit of its employees generally and in any executive benefit plans maintained by the Company for the benefit of its senior management, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

     5. Business Expenses. During the term of his employment, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. In respect of international business trips by air, Executive shall be entitled to business class travel. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

     6. Annual physical exam. The Company shall pay the full cost of an annual physical exam for Executive.

     7.   Term of Employment.

          (a) General. The Company agrees to continue Executive's employment, and Executive agrees to remain in employment with the Company, for the period of time beginning on the Effective Date and ending on the first to occur of: (i) the third anniversary of the Effective Date, or (ii) the earlier termination of Executive's employment in accordance with Section 7(b) below. Unless earlier terminated, after the third anniversary of the Effective Date, Executive's term of employment shall be automatically renewed for successive periods of one (1) year subject to earlier termination in accordance with Section 7(b) below.

          (b) Termination of Employment. Executive's employment shall terminate upon the first to occur of any of the following:

          (1)  Death. Immediately upon the death of Executive.

          (2) Permanent Disability. Immediately upon the Company having provided written notice to Executive that Executive's employment is being terminated as a result of Executive's Permanent Disability (as defined in Section 7(c)(1)).

          (3) Termination by the Company for Cause. Immediately upon the Company having provided written notice to Executive that Executive's employment is being terminated for Cause (as defined in Section 7(c)(2)).

          (4) Termination by the Company Other than for Cause or Permanent Disability. Immediately upon the Company having provided written notice to Executive that Executive's employment is being terminated for reasons other than for Cause or Permanent Disability.

          (5) Voluntary Resignation. Executive's having provided written notice to the Company that Executive is voluntarily terminating his employment with the Company, with the effective date of such termination being the effective date stated in such notice or, if no date is stated in such notice, the date of such notice.

          (c) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified:

          (1) Permanent Disability. The term "Permanent Disability" shall mean that Executive, at the time notice is given, has failed to perform his duties under this Agreement for not less than 90 working days (whether or not consecutive) in any 365-day period of as the result of his incapacity due to physical or mental illness.

          (2)    Cause. The term "Cause" shall mean:

          (i) Gross and willful failure to perform Executive's duties as President and Chief Operating Officer of the Company, if such failure materially injures the Company and has not been cured within 30 days after Executive was given notice of such failure by the Company;

          (ii) Material dishonesty, if such dishonesty materially injures the Company;

          (iii)  Breach of fiduciary duty as determined by a court;

          (iv)   Fraud or embezzlement as determined by a court;

          (v) Conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs Executive's ability to perform services for the Company;

          (vi) A material breach of this Agreement, if such breach has not been cured within 30 days after Executive was given notice of such failure by the Company.

          (3) Good Reason. The term "Good Reason" shall mean Executive's voluntary resignation following (i) a change in Executive's position with the Company which materially reduces Executive's level of responsibility, (ii) a reduction in Executive's level of compensation (including Base Compensation, fringe benefits and target bonuses under any corporate-performance based incentive programs by more than fifteen percent (15%), or (iii) a relocation of Executive's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without Executive's consent.

     8.   Termination Benefits.

          (a) Termination upon Death. If Executive's employment is terminated in accordance with Section 7(b)(1), then the Company, in lieu of any other payments hereunder (including bonus payments), shall continue paying Executive's Base Compensation for a period twelve (12) months following the effective date of such termination, and the Company shall pay any expense reimbursements and any vacation pay that has accrued to such date and is payable under the Company's standard policies. Such payments shall be made to Executive's successors in accordance Section 10(b). Executive acknowledges that upon receipt of such payments pursuant to this Section 8(a), the Company will have no further obligations to Executive or his successors under this Agreement or otherwise.

          (b) Termination by the Company for Cause or upon Executive's Voluntary Resignation without Good Reason. If Executive's employment is terminated in accordance with Section 7(b)(3) or, without Good Reason, in accordance with Section 7(b)(5), then the Company shall pay, in lieu of any other payments hereunder (including bonus payments), Executive's Base Compensation that has actually accrued to the effective date of such termination, any expense reimbursements, and any vacation pay that has accrued to such date and is payable under the Company's standard policies. Executive acknowledges that upon receipt of such payments pursuant to this Section 8(b), the Company will have no further obligations to Executive under this Agreement or otherwise.

          (c) Termination by the Company for Permanent Disability or upon Executive's Voluntary Resignation with Good Reason. If Executive's employment is terminated in accordance with Section 7(b)(2) or, with Good Reason, in accordance with Section 7(b)(5), then the Company, in lieu of any other payments hereunder (including bonus payments), shall continue paying Executive's Base Compensation for a period six (6) months following the effective date of such termination, and shall pay any expense reimbursements and any vacation pay that has accrued to such date and is payable under the Company's standard policies. Executive acknowledges that upon receipt of such payments pursuant to this
Section 8(c), the Company will have no further obligations to Executive under this Agreement or otherwise.

          (d) Termination by the Company Other than for Cause or Permanent Disability. If Executive's employment is terminated in accordance with Section 7(b)(4), Executive shall receive, in lieu of any other payments hereunder (including bonus payments): (i) the greater of (x) all Base Compensation which would be payable during the remainder of the term of Executive's employment hereunder had Executive's employment not been terminated and (y) Executive's Base Compensation for a period twelve (12) months, (ii) continued vesting for an additional six months on the option grant referred to in Section 3, (iii) any expense reimbursements, and (iv) any vacation pay that has accrued to the effective date of such termination and is payable under the Company's standard policies. In addition, the Company will pay up to a maximum of $25,000 for outplacement services to be chosen by Executive and, if

Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following such termination, then the Company shall pay Executive's monthly premium under COBRA until the earliest of (i) six months from the effective date of such termination or (ii) the date when Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment. Executive acknowledges that upon receipt of the foregoing benefits pursuant to this Section 8(d), the Company will have no further obligations to Executive under this Agreement or otherwise.

          (e) Payments of Base Compensation. To the extent Executive or his successors shall be entitled to payments of Base Compensation under Section 8(a), 8(c) or 8(d), such amounts may be paid at the same intervals as would have been made if Executive's employment had not been terminated or in a lump-sum, at the Company's discretion.

     9.   Proprietary Information and Inventions Agreement.

     Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference.

     10.  Successors.

          (a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets.

          (b) Executive's Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     11.  Miscellaneous Provisions.

          (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of both the CEO and its Secretary.

          (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement cancels and is in substitution for all previous agreements and arrangements, whether oral or in writing, relating to the subject matter hereof between the Company (including without limitation that certain Employment Agreement between the Company and Executive dated March 25, 2000), any affiliate of the Company and Executive, all of which shall be deemed to have been terminated by mutual consent. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

          (d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except the provisions governing the choice of law).

          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in San Francisco, California, by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, The parties hereby agree that the arbitrator shall be empowered to enter, an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and Executive shall bear equally all fees and expenses of the arbitrator; provided, however, that the Company and Executive shall bear such fees and expenses of the arbitrator and such of the legal fees and out-of-pocket expenses of the other party as the arbitrator may determine if the arbitrator determines that the claim or position of the Company or Executive (as the case may be) was without reasonable foundation. Executive hereby consents to personal jurisdiction of the state and federal courts located in the State of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (h) No Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

          (i) Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

                                              /s/ Martin Leamy
                                              ----------------------------------
                                              Martin Leamy

                                              OpenTV, Inc.

                                              By:    /s/ James Ackerman
                                                     ---------------------------

                                              Title:
                                                     ---------------------------

                                                                       Exhibit A

                                    ADDENDUM
                            TO STOCK OPTION AGREEMENT

          The following provisions are hereby incorporated into, and are hereby made a part, of that certain Notice of Grant of Stock Option, dated __________, and related Stock Option Agreement (the "Option Agreement"), by and between OpenTV Corp. (the "Company") and Martin J. Leamy ("Optionee") evidencing the stock option (the "Option") granted on such date to Optionee under the terms of the Company's Amended and Restated 1999 Share Option/Share Issuance Plan (the "Plan"), and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement and the Plan.

                        INVOLUNTARY TERMINATION FOLLOWING
                              CORPORATE TRANSACTION

          1. To the extent the Option is, in connection with a Corporate Transaction, to be assumed in accordance with the Plan and the Option Agreement, none of the Option Shares shall vest on an accelerated basis upon the occurrence of that Corporate Transaction, and Optionee shall accordingly continue, over his or her period of Service following the Corporate Transaction, to vest in the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, upon an Involuntary Termination of Optionee's Service within eighteen (18) months following such Corporate Transaction, all the Option Shares at the time subject to the Option shall automatically vest in full on an accelerated basis so that the Option shall immediately become exercisable for all the Option Shares as fully-vested shares and may be exercised for any or all of those Option Shares as vested shares. The Option shall remain so exercisable until the earlier of (i) the Expiration Date or (ii)
                                      -------
the expiration of the one (1)-year period measured from the date of the Involuntary Termination.

          2. For purposes of this Addendum, an Involuntary Termination shall mean the termination of Optionee's Service by reason of:

             (i) Optionee's involuntary dismissal or discharge by the Company (or Parent or Subsidiary employing Optionee) for reasons other than for Misconduct, or

            (ii) Optionee's voluntary resignation following (A) a change in Optionee's position with the Company (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's level of responsibility, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based incentive programs) by more than fifteen percent (15%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company (or Parent or Subsidiary employing Optionee) without Optionee's consent.

          3. For purposes of this Addendum, a Corporate Transaction shall mean either of the following shareholder-approved transactions to which the Company is a party:

                    (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                   (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

          4. For purposes of this Addendum, Misconduct shall mean (i) gross and willful failure to perform services, if such failure materially injures the Company (or Parent or Subsidiary employing Optionee) and has not been cured within 30 days after Optionee was given notice of such failure by the Company (or Parent or Subsidiary employing Optionee), (ii) material dishonesty, (iii) breach of fiduciary duty, (iv) fraud or embezzlement as determined by a court,
(v) conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs Optionee's ability to perform services for the Company (or Parent or Subsidiary employing Optionee), or (vi) a material breach of Optionee's Employment Agreement with OpenTV, Inc. if such breach has not been cured within 30 days after Optionee was given notice of such failure by OpenTV, Inc.).

          5. The provisions of Paragraph 1 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee's Service within eighteen (18) months after the Corporate Transaction and shall supersede any provisions to the contrary in the Option Agreement. The provisions of this Addendum shall also supersede any other provision to the contrary in the Option Agreement.

          6. Notwithstanding any of the foregoing, in the event that the acceleration of the Option as set forth above or any other benefits received or to be received by you in connection with a Corporate Transaction are deemed to be excess parachute payments under Code Section 280G, then the acceleration of the Option and the other benefits shall be limited (in the order selected by you) to the extent (and only to the extent) necessary to provide you with the maximum after-tax benefit available, after taking into account any parachute excise tax which might otherwise be payable by you under Code Section 4999 and any analogous State income tax provision. However, no such limitation will be enforced if the shareholder approval requirements of Code Section 280G(b)(5) are satisfied with respect to such acceleration and other benefits.

          IN WITNESS WHEREOF, OpenTV Corp. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.
                                              OPENTV CORP.

                                              BY:_______________________________

                                              TITLE:____________________________


Effective Date: ________________________

                                                                       Exhibit B

                                    ADDENDUM
                         TO STOCK RESTRICTION AGREEMENT

          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Restriction Agreement (the "Stock Restriction Agreement") dated as of October 8, 1999 by and between Spyglass, Inc. ("Spyglass") and Martin J. Leamy ("Grantee"), relating to the issuance of 50,000 shares of Spyglass common stock to Grantee, which shares converted into 36,080 Class A Ordinary Shares of OpenTV Corp. (the "Company") in connection with the Company's acquisition of Spyglass, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Stock Restriction Agreement.

                        INVOLUNTARY TERMINATION FOLLOWING
                              CORPORATE TRANSACTION

          1. The Purchase Option shall terminate automatically upon an Involuntary Termination of Grantee's Service within eighteen (18) months following such Corporate Transaction.

          2. For purposes of this Addendum, (i) the term Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, and (ii) the term Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

          3. For purposes of this Addendum, an Involuntary Termination shall mean the termination of Grantee's Service by reason of:

               (i) Grantee's involuntary dismissal or discharge by the Company (or Parent or Subsidiary employing Optionee) for reasons other than for Misconduct, or

               (ii) Grantee's voluntary resignation following (A) a change in Grantee's position with the Company (or Parent or Subsidiary employing Optionee) which materially reduces Grantee's level of responsibility, (B) a reduction in Grantee's level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based incentive programs) by more than fifteen percent (15%) or (C) a relocation of Grantee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company (or Parent or Subsidiary employing Optionee) without Grantee's consent.

          3. For purposes of this Addendum, a Corporate Transaction shall mean either of the following shareholder-approved transactions to which the Company is a party:

                    (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                    (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

          4. For purposes of this Addendum, Misconduct shall mean (i) gross and willful failure to perform services, if such failure materially injures the Company (or Parent or Subsidiary employing Optionee) and has not been cured within 30 days after Grantee was given notice of such failure by the Company (or its successor), (ii) material dishonesty, (iii) breach of fiduciary duty, (iv) fraud or embezzlement as determined by a court, (v) conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs Grantee's ability to perform services for the Company (or Parent or Subsidiary employing Optionee), or (vi) a material breach of Grantee's Employment Agreement with OpenTV, Inc. if such breach has not been cured within 30 days after Grantee was given notice of such failure by OpenTV, Inc. (or its successor).

          5. The provisions of this Addendum shall also supersede any other provision to the contrary in the Stock Restriction Agreement.

          6. Notwithstanding any of the foregoing, in the event that the termination of the Purchase Option as set forth above or any other benefits received or to be received by Grantee in connection with a Corporate Transaction are deemed to be excess parachute payments under Code Section 280G, then the termination of the Purchase Option and the other benefits shall be limited (in the order selected by Grantee) to the extent (and only to the extent) necessary to provide Grantee with the maximum after-tax benefit available, after taking into account any parachute excise tax which might otherwise be payable by you under Code Section 4999 and any analogous State income tax provision. However, no such limitation will be enforced if the shareholder approval requirements of Code Section 280G(b)(5) are satisfied with respect to such acceleration and other benefits.

          IN WITNESS WHEREOF, Spyglass, Inc. and OpenTV Corp. have caused this Addendum to be executed by its duly authorized officers as of the Effective Date specified below.

                                              SPYGLASS, INC.

                                              BY: ______________________________

                                              TITLE:____________________________

                                              OPENTV CORP.

                                              BY:_______________________________

                                              TITLE:____________________________

Effective Date:_____________________________